Exhibit 99.2

May 3, 2017 Letter to Shareholders Q4 FY17 CIRRUS LOGIC, INC. 800 WEST SIXTH STREET, AUSTIN, TEXAS 78701

May 3, 2017

Dear Shareholders,

We are extremely pleased with our FY17 financial performance as we delivered revenue of $1.5 billion, GAAP operating profit of 21 percent and non-GAAP operating profit of 26 percent. GAAP and non-GAAP EPS for the full fiscal year were $3.92 and $4.49, respectively. Annual revenue growth of 32 percent was driven by new product introductions and content expansion at an existing customer. In Q4, we reported GAAP EPS of $0.52 and non-GAAP EPS of $0.85 on revenue of $327.9 million. As expected, sales for the quarter reflect normal trends in portable audio following new product introductions.

Figure A: Cirrus Logic Q4 FY17 GAAP to Non-GAAP Reconciliation

	GAAP	Other	Non-GAAP
Revenue	**$327.9**		**$327.9**
Gross Profit	**$164.3**	**$0.3**	**$164.6**
Gross Margin	**50.1%**		**50%**
Operating Expense	$119.6	($28.7)	$90.9
Operating Income	**$44.7**	**$29.0**	**$73.7**
Operating Profit	**14%**		**22%**
Other Income / (Expense)	$0.2		$0.2
Income Tax Expense	$9.8	$7.3	$17.1
Net Income	**$35.1**	**$21.7**	**$56.8**
Diluted EPS	**$0.52**	**$0.33**	**$0.85**

*Complete GAAP to Non- GAAP reconciliations available on page 13

$ millions, except EPS

FY17 was a phenomenal year for Cirrus Logic. We experienced our third consecutive year of more than 25 percent revenue growth and we significantly broadened our product portfolio to target many of the emerging markets that we anticipate will spur opportunities going forward. As demand for a differentiated audio and voice experience continues to proliferate across a range of products and tiers, our ability to provide best in class components that span the complete audio signal chain has placed the company at a competitive advantage. We remain focused on growing our share with new and existing customers, including increasing our penetration of flagship devices while pushing certain features and functionality into mid-tier phones. With a robust portfolio of components and extensive product roadmap, we expect to gain momentum selling a range of smartphone and digital headset smart codecs, boosted amplifiers and hi-fi DACs into a

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3 variety of Android OEMs as we move into FY18 and beyond. Longer term, we continue to invest in MEMS microphones, and are excited about potential opportunities in adjacent markets including smart home and new technologies such as voice biometrics, as we believe they will further expand our served available market. With interest in high performance, ultra-low power audio and voice products accelerating across a wide range of device categories, Cirrus Logic is well positioned to capitalize on these opportunities. The company has a comprehensive product portfolio that has been tailored to address the various price and performance requirements of these markets and outstanding engineering, technical marketing and supply chain teams that are focused on executing our innovative roadmap which we believe is essential for future growth. Revenue and Gross Margins Cirrus Logic delivered record revenue of $1.5 billion in FY17, up 32 percent from the prior year. Revenue growth was largely fueled by meaningful content increases with an existing customer and new product introductions. Revenue for the fourth quarter was $327.9 million, down 37 percent sequentially and up 41 percent year over year. As expected, the sequential decline in revenue was primarily due to a sizable reduction in portable audio sales following a typical new product cycle. The year-over-year increase reflects an uptick in portable audio sales driven by demand for certain smart codecs and boosted amplifiers. One customer contributed more than 10 percent of total revenue representing 78 percent of sales for the quarter. Our relationship with our largest customer remains outstanding with design activity continuing on various products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship. Figure B: Cirrus Logic Revenue FY12 to FY17 (M) $427 $810 $714 $917 $1,169 $1,539 FY12 FY13 FY14 FY15 FY16 FY17

4 In the June quarter, we anticipate revenue will range from $300 million to $340 million, down 2 percent sequentially and up 23 percent year over year at the midpoint. Guidance reflects an increase in demand for our general market smart codecs, hi-fi DACs and amplifiers, which we anticipate will be offset by a seasonal decline in other portable audio products. As we look to FY18, the company continues to expect modest revenue growth. GAAP and non-GAAP gross margins in the March quarter were slightly above 50 percent, compared to 48.8 percent in Q3 FY17. The increase in gross margin on a sequential basis is predominately due to supply chain efficiencies. In the June quarter, gross margin should range from 48 percent to 50 percent. Looking beyond Q1 FY18, we anticipate gross margin to remain in the upper 40 percent range. Operating Profit, Earnings and Cash For the fiscal year, Cirrus Logic delivered GAAP operating profit of 21 percent, compared to 15 percent the prior year. On a non-GAAP basis, operating profit was 26 percent, up from 20 percent in FY16. GAAP and non-GAAP operating expenses for the fiscal year were $440.8 million and $362.7 million, respectively. Operating expenses in FY16 were $374.6 million GAAP and $325.3 million non-GAAP. The main contributors to the annual year-over-year growth in operating expense included a significant increase in headcount, variable compensation and facilities-related expenses associated with the additional headcount. $255 $283 $307 $348 $232 $259 $429 $523 $328 $320* *Midpoint of guidance as of May 3, 2017 Figure C: Cirrus Logic Revenue Q4 FY15 to Q1 FY18 (M) Q4/FY15 Q1/FY16 Q2/FY16 Q3/FY16 Q4/FY16 Q1/FY17 Q2/FY17 Q3/FY17 Q4/FY17 Q1/FY18

Operating profit for the fourth quarter was approximately 14 percent GAAP and 22 percent non-GAAP. GAAP and non-GAAP operating expenses were $119.6 million and $90.9 million, respectively. GAAP operating expenses included approximately $10.6 million in share-based compensation, $8.3 million in amortization of acquired intangibles and $9.8 million related to a building impairment associated with a UK facility. The sequential change in operating expense reflects additional headcount in Q4 and the absence of the $4.1 million sales tax refund that the company benefited from in Q3, which was offset in part by lower variable compensation. The year-over-year growth in operating expense is primarily due to an increase in employee expenses, including headcount and variable compensation, which was offset somewhat by a reduction to R&D expense due to certain tax credits in the U.K. In the June quarter GAAP R&D and SG&A expenses should range from $118 million to $124 million, including roughly $11 million in share-based compensation and $10 million in amortization of acquired intangibles. Operating expense guidance reflects an expected increase in employee and product development expenses, including tape outs. Our total headcount exiting Q4 was 1,444.

Figure D: Cirrus Logic GAAP R&D and SG&A Expenses/Headcount Q4 FY15 to Q1 FY18


$M
130
120
110
100
90
80
70
60
50
40
30
20
10
0
1,104
1,125
1,198
1,248
1,291
1,336
1,379
1,406
1,444
Q4/FY15
Q1/FY16
Q2/FY16
Q3/FY16
Q4/FY16
Q1/FY17
Q2/FY17
Q3/FY17
Q4/FY17
Q1/FY18
Expense*
SG&A
R&D
Headcount

*Reflects midpoint of combined R&D and SG&A guidance as of May 3, 2017

FY17 GAAP earnings per share were $3.92, compared to $1.87 the prior year. Non-GAAP earnings per share for the full fiscal year were $4.49, versus $2.40 in FY16. GAAP earnings per share for the March quarter were $0.52, compared to $1.83 the prior quarter and $0.21 in Q4 FY16. Non-GAAP earnings per share were $0.85, versus $1.87 in Q3 FY17 and $0.38 in Q3 FY16.

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6 Our ending cash balance in the March quarter was approximately $451 million, up from $382.7 million the prior quarter. Cash from operations was approximately $125 million for the quarter and $370 million for the full fiscal year. The company’s balance sheet reflects $60 million of debt, down $40 million from the December quarter. Net interest income is currently expected to be roughly $500,000 in Q1 FY18. The company has approximately $175.8 million remaining in our share repurchase program. We will continue to evaluate potential uses of cash, including acquisitions, the repurchase of shares and repayment of debt. Taxes and Inventory GAAP tax expense for FY17 was $53.8 million, resulting in an effective tax rate of 17.1 percent. Non-GAAP tax expense and the effective tax rate for the full fiscal year was $95.3 million and 24.2 percent, respectively. GAAP tax expense for the March quarter was $9.8 million, resulting in an effective tax rate of 21.9 percent. Non-GAAP tax expense and the effective tax rate for the quarter was $17.1 million and 23.2 percent, respectively. We estimate that our worldwide non-GAAP effective tax rate in FY18 will range from 21 percent to 23 percent. Moving forward, we expect this rate to decrease gradually. Q4 inventory was $167.9 million, up from the prior quarter. The sequential increase in inventory reflects earlier than expected receipt of wafers to support customer demand for certain components. Inventory is expected to grow in the first half of the fiscal year as we ramp new products ahead of anticipated customer demand in the back half of the year. Company Strategy We are extremely pleased with the company’s performance in FY17. We reported substantial revenue growth for the third consecutive year and introduced a variety of new products that significantly expanded our opportunities in flagship and mid-tier smartphones and the emerging digital headset market. The company benefited from several new technology trends this past year, including the transition from the traditional 3.5mm headset jack to a digital interface. Increasing interest in boosted amplifiers is being fueled by the desire of OEMs to deliver louder and higher quality sound output, including a shift toward dual speakers to drive

7 stereo sound. We also saw certain key flagship features trickling into mid-tier phones as OEMs pushed to enable a differentiated audio experience in these devices. In China, providing high fidelity music content and playback on mobile devices is a critical feature and is driving the need for high performance hi-fi DACs. The company made progress with several strategic investments, including MEMS microphones, where we continue to improve product robustness and reliability. In voice biometrics, we made considerable headway in productizing our technology and adapting it to the acoustic challenges and power constraints of a mobile environment. As we look to FY18 and beyond, we believe our extensive product portfolio and roadmap uniquely positions Cirrus Logic to capitalize on the demand for compelling audio and voice technology in the rapidly growing markets we serve. We are delighted with our digital headset achievements in FY17, which contributed meaningfully to revenue. We began shipping both smart codecs and mainstream hi-fi codecs into several digital headsets and digital-to-3.5mm adapters. Q4 design activity was healthy across a variety of customers and continues to accelerate with both accessory and handset OEMs as they strive to introduce digital headsets. The company has an extensive product pipeline and roadmap that will broaden our portfolio to service a wider range of tiers across all ecosystems within the digital headset market, including feature-rich high performance headsets, mainstream non-ANC headsets and adaptors. These new products are designed to optimize power, performance and size while introducing new use cases and features that enhance the user experience for next generation digital headsets. Despite slower adoption rates in the Android ecosystem, we are pleased to see more OEMs transitioning to the USB-C interface. With a solid pipeline of design engagements, we expect to gain momentum in Android as the penetration rates of USB-C increase over the next year and the challenges associated with the current implementation options are resolved. During the quarter, the first headset utilizing our fully adaptive ANC technology was announced at Mobile World Congress and is now available for purchase in certain regions. We are working closely with major customers on the development and manufacturing of additional ANC headsets, which we believe will be launched over the next year. We have also experienced an uptick in demand for high performance, non-ANC digital headsets and adaptors and are actively engaged with several key customers. While we anticipate a meaningful revenue contribution from digital headsets in FY18, the market is in its infancy and we believe this business will continue to drive future growth

8 Cirrus Logic’s strategy of providing innovative solutions to leaders in fast growing markets where our technology is viewed as an important feature in the end product has fueled strong growth over the last eight years. While our largest customer has always placed a significant premium on the audio experience, it has only been in the last few years that the Android market began recognizing audio and voice as a differentiating feature. As a result, the company has been very successful selling flagship smart codecs into our second largest customer; however, our participation in the broader Android market has been predominantly opportunistic. More recently, we have experienced a considerable increase in demand for innovative components for flagship and mid-tier devices from a wide range of OEMs. Focusing on this strategically important and relatively untapped growth vector, Cirrus Logic has introduced a platform of products spanning the audio signal chain that have been tailored to address the price and performance requirements of flagship and mid-tier devices, including smart codecs, boosted amplifiers and hi-fi DACs. In FY17, we extended our footprint with numerous customers in this market. We began shipping our first smart codecs into mid-tier handsets with our second largest customer and increased our penetration of flagship and mid-tier handsets at an existing customer in China. The company broadened our participation in the China market with the addition of a new customer where we are providing a flagship smart codec and our recently introduced hi-fi DAC. We also gained traction with our boosted amplifiers shipping our first component into a mid-tier device. We expect this business to accelerate over the next few quarters as several Chinese customers introduce new smartphones utilizing our boosted amplifiers. In addition, the company taped out our first 55-nanometer boosted amplifier, further strengthening our competitive position. Building on this success, we are actively engaged with new and existing Android customers on numerous products utilizing our smartphone and digital headset smart codecs, hi-fi DACs and boosted amplifiers that we anticipate will be introduced throughout the coming year. As we look ahead, we believe we have many opportunities to expand our Android market share and drive revenue growth. While Cirrus Logic is predominately focused on opportunities in mobile today, our investments in voice and signal processing technology are also being applied directly into the emerging smart home market. A new wave of innovative products with always on voice control are revolutionizing how consumers view human to machine interaction in their homes. While

9 this market is still in the early stages and highly fragmented, we believe voice is becoming the primary interface for many applications including digital assistants and e-commerce devices, speakers, remote controls, TVs and even security and monitoring equipment such as smoke alarms and cameras. The company’s extensive experience in voice, including the development of sophisticated always on voice technology, far-field voice capture and voice biometrics, uniquely positions us to solve the challenges associated with providing an exceptional user experience. We offer technology that is able to detect and respond to voice commands seamlessly and accurately, regardless of location and environmental noise. Further, we have an extensive set of audio tuning tools, global audio labs and field support that provide our customers with exceptional service. The company is leveraging our deep-rooted relationships with industry leaders and we are actively engaged with customers that seek to enable voice-controlled products that interface with various cloud-based systems. We are especially excited about our collaboration with a market-leading customer around developing technology and reference designs to increase and accelerate adoption of voice enabled applications in connected devices throughout today’s modern smart homes. With a range of engagements and design activity, we believe this new market represents a sizeable opportunity for Cirrus Logic over the next five years. While FY17 was a remarkable year, the company’s opportunities across the audio signal chain are increasing as many of our multi-year growth vectors recently began to gain momentum. Recognizing the escalating importance of audio and voice as a key differentiator several years ago, the company has been laser focused on the introduction of a variety of components, the associated software algorithms and tools that address the requirements of our target markets. We have invested organically and through small acquisitions to deliver technologies that we believe will strengthen our competitive advantage and increase our served available market. This has included bolstering our boosted amplifier program and launching a new, potentially disruptive, voice biometrics initiative. In April, we acquired a small machine learning company focused on novel applications of deep neural networks to signal processing that we anticipate will augment our product offerings in the voice and speech domains. With a comprehensive roadmap and diverse portfolio of products that target flagship and mid-tier smartphones, digital headsets, wearables and longer-term opportunities such as the smart home and voice biometrics, we are optimistic about Cirrus Logic’s future.

10 Summary and Guidance For the June quarter we expect the following results: • Revenue to range between $300 million and $340 million; • GAAP gross margin to be between 48 percent and 50 percent; and • Combined GAAP R&D and SG&A expenses to range between $118 million and $124 million, including approximately $11 million in share-based compensation expense and $10 million in amortization of acquired intangibles. In summary, we are extremely pleased with our performance in FY17 as we delivered substantial revenue growth, introduced a range of innovative new products and expanded our customer base. With a roadmap spanning the complete audio signal chain, Cirrus Logic expects to leverage our solid customer relationships and engineering and execution prowess, to drive longterm shareholder value. Sincerely, Jason Rhode Thurman Case President and Chief Executive Officer Chief Financial Officer Conference Call Q&A Session Cirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call

11 on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com. A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (416) 621-4642 or toll free at (800) 585-8367 (Access Code: 2452447). Use of Non-GAAP Financial Information To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income, operating expenses, gross margins, tax expenses and tax expense impact on earnings per share. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP tax rate or a related reconciliation without unreasonable efforts since our future GAAP tax rate depends on our future stock price and related share-based compensation information that is not currently available. Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. Safe Harbor Statement Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including future revenue growth opportunities, effective tax rates for fiscal year 2018, and our forecasts for of first quarter fiscal year 2018 revenue, net interest income, gross margin, combined research and development and selling, general and administrative expense levels, share-based compensation expense and amortization of acquired intangibles. In some cases, forward-looking statements are identified by words such as “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: the level of orders and shipments during the first quarter of fiscal year 2018, customer cancellations of orders, or the failure to place orders consistent with forecasts, along with the timing and success of new product ramps; and the risk factors listed in our Form 10-K for the year ended March 26, 2016, as amended, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise

Cirrus Logic and Cirrus are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

Summary financial data follows:

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended	
	Mar. 25, 2017	Dec. 24, 2016	Mar. 26, 2016	Mar. 25, 2017	Mar. 26, 2016
	Q4'17	Q3'17	Q4'16	Q4'17	Q4'16
Portable audio products	$ 290,658	$ 483,712	$ 187,280	$ 1,373,848	$ 989,101
Non-portable audio and other products	37,206	39,317	44,719	165,092	180,150
Net sales	**327,864**	**523,029**	**231,999**	**1,538,940**	**1,169,251**
Cost of sales	163,585	267,877	116,745	781,125	614,411
Gross profit	**164,279**	**255,152**	**115,254**	**757,815**	**554,840**
Gross margin	**50.1%**	**48.8%**	**49.7%**	**49.2%**	**47.5%**
Research and development	77,972	76,079	65,834	303,658	269,217
Selling, general and administrative	31,752	32,884	27,228	127,265	117,082
Asset impairment	9,842	-	-	9,842	-
Patent agreement and other	-	-	-	-	(11,670)
Total operating expenses	119,566	108,963	93,062	440,765	374,629
Income from operations	**44,713**	**146,189**	**22,192**	**317,050**	**180,211**
Interest income (expense), net	118	(350)	(709)	(1,924)	(2,861)
Other income (expense), net	82	(47)	(370)	(79)	(1,361)
Income before income taxes	**44,913**	**145,792**	**21,113**	**315,047**	**175,989**
Provision for income taxes	9,855	23,751	7,101	53,838	52,359
Net income	**$ 35,058**	**$ 122,041**	**$ 14,012**	**$ 261,209**	**$ 123,630**
Basic earnings per share:	$ 0.55	$ 1.91	$ 0.22	$ 4.12	$ 1.96
Diluted earnings per share:	$ 0.52	$ 1.83	$ 0.21	$ 3.92	$ 1.87
Weighted average number of shares:					
Basic	64,232	63,837	62,843	63,329	63,197
Diluted	67,062	66,748	65,398	66,561	65,993

Prepared in accordance with Generally Accepted Accounting Principles

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CIRRUS LOGIC®

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share data)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended			Twelve Months Ended	
	Mar. 25, 2017	Dec. 24, 2016	Mar. 26, 2016	Mar. 25, 2017	Mar. 26, 2016
Net Income Reconciliation	Q4'17	Q3'17	Q4'16	Q4'17	Q4'16
GAAP Net Income	**$ 35,058**	**$ 122,041**	**$ 14,012**	**$ 261,209**	**$ 123,630**
Amortization of acquisition intangibles	8,255	8,308	8,363	33,252	32,271
Stock based compensation expense	10,888	9,471	8,858	39,594	33,578
Patent agreement and other	-	-	-	-	(11,670)
Restructuring and other costs, net	-	-	(3,667)	-	(3,667)
Acquisition-related items	-	-	-	(3,566)	-
Asset impairment	9,842	-	-	9,842	-
Adjustment to income taxes	(7,289)	(15,094)	(2,658)	(41,480)	(16,062)
Non-GAAP Net Income	**$ 56,754**	**$ 124,726**	**$ 24,908**	**$ 298,851**	**$ 158,080**
Earnings Per Share Reconciliation					
GAAP Diluted earnings per share	**$ 0.52**	**$ 1.83**	**$ 0.21**	**$ 3.92**	**$ 1.87**
Effect of Amortization of acquisition intangibles	0.13	0.13	0.13	0.50	0.49
Effect of Stock based compensation expense	0.16	0.14	0.14	0.59	0.51
Effect of Patent agreement and other	-	-	-	-	(0.18)
Effect of Restructuring and other costs, net	-	-	(0.06)	-	(0.05)
Effect of Acquisition-related items	-	-	-	(0.05)	-
Effect of Asset impairment	0.15	-	-	0.15	-
Effect of Adjustment to income taxes	(0.11)	(0.23)	(0.04)	(0.62)	(0.24)
Non-GAAP Diluted earnings per share	**$ 0.85**	**$ 1.87**	**$ 0.38**	**$ 4.49**	**$ 2.40**
Operating Income Reconciliation					
GAAP Operating Income	**$ 44,713**	**$ 146,189**	**$ 22,192**	**$ 317,050**	**$ 180,211**
GAAP Operating Profit	*14%*	*28%*	*10%*	*21%*	*15%*
Amortization of acquisition intangibles	8,255	8,308	8,363	33,252	32,271
Stock compensation expense - COGS	324	282	233	1,071	1,151
Stock compensation expense - R&D	5,987	5,078	4,996	21,186	17,173
Stock compensation expense - SG&A	4,577	4,111	3,629	17,337	15,254
Patent agreement and other	-	-	-	-	(11,670)
Restructuring and other costs, net	-	-	(3,667)	-	(3,667)
Acquisition-related items	-	-	-	(3,566)	-
Asset impairment	9,842	-	-	9,842	-
Non-GAAP Operating Income	**$ 73,698**	**$ 163,968**	**$ 35,746**	**$ 396,172**	**$ 230,723**
Non-GAAP Operating Profit	*22%*	*31%*	*15%*	*26%*	*20%*
Operating Expense Reconciliation					
GAAP Operating Expenses	**$ 119,566**	**$ 108,963**	**$ 93,062**	**$ 440,765**	**$ 374,629**
Amortization of acquisition intangibles	(8,255)	(8,308)	(8,363)	(33,252)	(32,271)
Stock compensation expense - R&D	(5,987)	(5,078)	(4,996)	(21,186)	(17,173)
Stock compensation expense - SG&A	(4,577)	(4,111)	(3,629)	(17,337)	(15,254)
Patent agreement and other	-	-	-	-	11,670
Restructuring and other costs, net	-	-	3,667	-	3,667
Acquisition-related items	-	-	-	3,566	-
Asset impairment	(9,842)	-	-	(9,842)	-
Non-GAAP Operating Expenses	**$ 90,905**	**$ 91,466**	**$ 79,741**	**$ 362,714**	**$ 325,268**
Gross Margin/Profit Reconciliation					
GAAP Gross Profit	**$ 164,279**	**$ 255,152**	**$ 115,254**	**$ 757,815**	**$ 554,840**
GAAP Gross Margin	*50.1%*	*48.8%*	*49.7%*	*49.2%*	*47.5%*
Acquisition-related items	-	-	-	-	-
Stock compensation expense - COGS	324	282	233	1,071	1,151
Non-GAAP Gross Profit	**$ 164,603**	**$ 255,434**	**$ 115,487**	**$ 758,886**	**$ 555,991**
Non-GAAP Gross Margin	*50.2%*	*48.8%*	*49.8%*	*49.3%*	*47.6%*
Effective Tax Rate Reconciliation					
GAAP Tax Expense	**$ 9,855**	**$ 23,751**	**$ 7,101**	**$ 53,838**	**$ 52,359**
GAAP Effective Tax Rate	*21.9%*	*16.3%*	*33.6%*	*17.1%*	*29.8%*
Adjustments to income taxes	7,289	15,094	2,658	41,480	16,062
Non-GAAP Tax Expense	**$ 17,144**	**$ 38,845**	**$ 9,759**	**$ 95,318**	**$ 68,421**
Non-GAAP Effective Tax Rate	*23.2%*	*23.7%*	*28.2%*	*24.2%*	*30.2%*
Tax Impact to EPS Reconciliation					
GAAP Tax Expense	**$ 0.15**	**$ 0.36**	**$ 0.11**	**$ 0.81**	**$ 0.79**
Adjustments to income taxes	0.11	0.23	0.04	0.62	0.24
Non-GAAP Tax Expense	**$ 0.26**	**$ 0.59**	**$ 0.15**	**$ 1.43**	**$ 1.03**

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14 Mar. 25, Dec. 24, Mar. 26, 2017 2016 2016 CONSOLIDATED CONDENSED BALANCE SHEET unaudited; in thousands ASSETS Current assets Cash and cash equivalents $ 351,166 $ 310,375 $ 168,793 Marketable securities 99,813 72,342 60,582 Accounts receivable, net 119,974 246,630 88,532 Inventories 167,895 154,128 142,015 Other current assets 37,080 41,747 46,207 Total current Assets 775,928 825,222 506,129 Property and equipment, net 168,139 167,933 162,656 Intangibles, net 135,188 144,005 162,832 Goodwill 286,767 287,518 287,518 Deferred tax asset 32,841 34,737 25,772 Other assets 14,607 13,990 16,345 Total assets $ 1,413,470 $ 1,473,405 $ 1,181,883 LIABILITIES AND STOCKHOLDERS' EQUITY Current liabilities Accounts payable $ 73,811 $ 154,930 $ 71,619 Accrued salaries and benefits 40,190 33,122 21,239 Other accrued liabilities 30,074 24,687 35,266 Total current liabilities 144,075 212,739 128,124 Long-term debt 60,000 100,000 160,439 Other long-term liabilities 57,703 56,631 33,837 Stockholders' equity: Capital stock 1,259,279 1,247,191 1,203,496 Accumulated deficit (107,014) (141,027) (344,345) Accumulated other comprehensive income (loss) (573) (2,129) 332 Total stockholders' equity 1,151,692 1,104,035 859,483 Total liabilities and stockholders' equity $ 1,413,470 $ 1,473,405 $ 1,181,883 Prepared in accordance with Generally Accepted Accounting Principles